                                                                   EXHIBIT 3(ii)

                          WRITTEN CONSENT OF DIRECTORS
                                       OF
                        SPARTA COMMERCIAL SERVICES, INC.

     The undersigned, being all of the directors of Sparta Commercial Services,
Inc., a Nevada corporation (the "Company"), hereby adopt the following resolutions in writing in lieu of a meeting:

     RESOLVED, that effective immediately, in accordance with the provisions of
Article VI of the Company's By-laws, Section 1 of Article III thereof is hereby deleted in its entirety and the following new Section 1 is substituted therefore:

     SECTION 1. NUMBER AND TERM. - The number of directors shall be between two
(2) and ten (10). The number of directors shall be set by the then current members of the Board of Directors. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify. A director need not be a stockholder. In the case of a vacancy as a result in an increase in the number of directors, the Board of Directors shall fill such vacancy at a special meeting thereof.

     RESOLVED, that the officers of the Company are hereby authorized and directed to execute and deliver all such documents and to take all such other actions as they shall deem necessary or in the best interests of the Company to effectuate the intent of the foregoing resolutions and the transactions contemplated thereby.

     IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the 13th day of December, 2004.

/s/ Anthony L. Havens                     /s/ Sandra L. Ahman
-------------------------                 -------------------------
Anthony L. Havens                         Sandra L. Ahman